                                                                                                    Exhibit 11

                              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                Computation of Earnings (Loss) Per Common Share
                                (dollars in thousands, except per share amounts)




                                                                   Years Ended
                                       --------------------------------------------------------------------
                                       February 29,  February 28,  February 28,  February 28,  February 29,
                                          2000           1999          1998          1997          1996
                                       -----------   -----------   -----------   -----------   ------------
Average shares of common
  stock outstanding                     18,751,826    18,758,621    18,385,262    17,982,348    17,964,688

Dilutive potential common shares            34,246       144,722       233,791             -        49,358
                                       -----------   -----------   -----------   -----------   ------------

Total adjusted average shares           18,786,072    18,903,343    18,619,053    17,982,348    18,014,046
                                       ===========   ===========   ===========   ===========   ===========

Earnings (loss) from continuing
  operations                              $ 24,695     $   6,832       $24,674      $(11,374)      $15,017
Earnings (loss) from discontinued
  operations                               (19,560)     (138,702)       (4,650)       14,154         9,058
                                          --------     ---------       -------      --------       -------
Net earnings (loss)                          5,135      (131,870)       20,024         2,780        24,075
Less dividends on preferred stock                -             -             -             -           260
                                          --------     ---------       -------      --------       -------

Net earnings (loss) applicable
  to common stock                         $  5,135     $(131,870)      $20,024      $  2,780       $23,815
                                          ========     =========       =======      ========       =======

Basic earnings (loss) per share:
  Continuing operations                   $   1.32     $    0.36       $  1.34      $  (0.63)      $  0.82
  Discontinued operations                    (1.05)        (7.39)        (0.25)         0.78          0.51
                                          --------     ---------       -------      --------       -------
    Total                                 $   0.27     $   (7.03)      $  1.09      $   0.15       $  1.33
                                          ========     =========       =======      ========       =======

Diluted earnings (loss) per share:
  Continuing operations                   $   1.31     $    0.36       $  1.33      $  (0.63)      $  0.82
  Discontinued operations                    (1.04)        (7.34)        (0.25)         0.78          0.50
                                          --------     ---------       -------      --------       -------
    Total                                 $   0.27     $   (6.98)      $  1.08      $   0.15       $  1.32
                                          ========     =========       =======      ========       =======


Basic earnings (loss) per share is computed by dividing net earnings
(loss), after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding during the year.

Diluted earnings per share is computed similar to basic earnings per share except that the weighted average shares outstanding is increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.